FOR IMMEDIATE RELEASE

            GRAPHCO HOLDINGS CORP. ANNOUNCES ITS ENGAGEMENT OF A NEW
                                ACCOUNTING FIRM.

NEW HOPE, Pennsylvania - July 20, 2005 - Graphco Holdings Corp. ("Graphco"), a Delaware corporation (Pink Sheets: GHCP), today announced that its Board of Directors has approved the engagement of Bagell, Josephs & Company, LLC ("Bagell") as its new independent public accountants to audit the company's financial statements for the fiscal years ending December 31, 2002, 2003 and 2004.

Engaging Bagell and completing its audited financial statements brings Graphco closer to the completion of its merger with NGM TEC, Inc. ("NGM"), which agreement the companies announced in a press release on June 16, 2005. The merger is anticipated to be completed late in the third quarter of 2005.

Bagell is a Certified Public Accounting ("CPA") firm based in Gibbsboro, New Jersey. Its four partners have over 115 years of accumulated experience in preparation of corporate and individual tax returns, representation before all government agencies, preparation of financial statements, and practice before the SEC.

About Graphco Holdings Corp.

      Graphco Holdings Corp. is a development-stage public technology, software and systems development and licensing company that has created advanced proprietary solutions for law enforcement information sharing, biometric identification, secure access and surveillance.

About NGM TEC, Inc.

      NGM is a leading developer and provider of reliable biometric identity solutions for the prevention of identity theft and fraud. NGM addresses the $100 Billion-plus global identity theft and fraud problem through its patented non-intrusive voice verification services for the financial and healthcare sectors. Businesses and institutions of all sizes can securely, economically and easily integrate NGM's VoiceVerified(TM) services at the enterprise level to complement their existing business processes.

      For additional information contact (215)-862-1160 or visit www.ngmtec.com

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Statements made in this press release that are not of an historical nature are forward-looking statements that involve risks and uncertainties, including, but not limited to, those set forth in the Graphco's filings with the Securities and Exchange Commission. These forward-looking statements are identified by the use of terms and phrases such as "contemplates," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from Graphco's expectations.

This press release shall not be construed to constitute an offer to sell or a solicitation of an offer to buy securities.